Exhibit 99.1

PRESS
RELEASE

SYNTROLEUM CORPORATION ANNOUNCES VOLUNTARY DELISTING SUBJECT TO CONSUMMATION OF ASSET PURCHASE BY RENEWABLE ENERGY GROUP, INC.

TULSA, OKLAHOMA., May 27, 2014 (GLOBE NEWSWIRE) — Syntroleum Corporation (the “Company”) (Nasdaq:SYNM) a renewable and synthetic fuels technology company, today announced that it has notified NASDAQ of its intent to voluntarily delist its common stock from the NASDAQ Capital Market subject to and contingent upon the consummation of the transactions contemplated by that certain asset purchase agreement, dated as of December 17, 2013, by and among the Company, Renewable Energy Group, Inc. and REG Synthetic Fuels, LLC (the “Asset Purchase Agreement”). Following the consummation of the transactions contemplated by the Asset Purchase Agreement (the “Asset Sale”), the Company would have no further ongoing business operations and would therefore no longer qualify for listing on the NASDAQ Capital Market. In addition, promptly following the consummation of the Asset Sale, the Company intends to close its stock transfer books and dissolve.

A vote by the Company’s stockholders in order to approve the Asset Sale, among other matters, is scheduled to occur on June 3, 2014. In the event that the Asset Sale is approved by the Company’s stockholders on that date and the other conditions to closing set forth in the Asset Purchase Agreement have been satisfied or waived, the Company intends to consummate the Asset Sale on June 3, 2014.

If the Asset Sale is consummated on June 3, 2014, the Company intends to file a Form 25 with the United States Securities and Exchange Commission on June 6, 2014. However, if the Asset Sale is not consummated on June 3, 2014, the filing of the Form 25 will be delayed to the date three calendar days following the date on which the Asset Sale is consummated.

Trading in the Company’s common stock will cease as of 4PM Eastern Time on the date on which the Form 25 is filed and the CUSIP for the Company’s common stock will be suspended at that time.

The Company intends to file a Certificate of Dissolution with the Secretary of State of the State of Delaware on the date three calendar days following the date on which the Form 25 is filed (the “Final Record Date”) and close its stock transfer books as of the close of business on the Final Record Date. Only holders of record of the Company’s common stock as of the close of business on the Final Record Date will be eligible to receive distributions of the Company’s assets, if any, in connection with the Company’s liquidation.

The Company intends to announce via press release the closing of the Asset Sale and will confirm the date on which the Form 25 will be filed and the Final Record Date at that time.

Note Regarding Forward-Looking Statements

This Press Release contains forward-looking statements within the meaning of Private Securities Litigation Reform Act of 1995, as amended, that involve risks and uncertainties. These forward-looking statements include any statements regarding the Company’s strategic and operational plans. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results

Syntroleum Corporation May 27, 2014 Announces Voluntary Delisting

will be achieved. Forward-looking statements are based on information available at the time those statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. The Company does not intend, and undertakes no duty, to update this information to reflect future events or circumstances.